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Exhibit 10.12.1

Year 2002 Chief Executive Officer and Executive Vice Presidents
Bonus Plan Overview

A.
Purpose

    The Year 2002 Corporate Management Bonus Plan has been developed to provide financial incentives to those members of management that can make an important contribution to the success of Michaels Stores & its subsidiaries.

  1.
  Bonus Payout

    Bonus payout for the Chief Executive Officer [or Executive Vice President] can be up to ___% of base salary as of February 3, 2002 and will be based on the Company profit performance for FY 2002 before income taxes.

B.
Bonus Plan Eligibility

1.
The profit performance period parallels Fiscal Year 2002. It begins on February 3, 2002 and concludes on February 1, 2003.

2.
If an associate was not employed in a bonus eligible position during the entire fiscal year, he/she will be eligible to receive a prorated bonus based upon the number of full months that he/she was in a bonus eligible position. An individual who assumes a bonus eligible position on or before the 15thof the month will receive credit for the entire month. An individual who assumes a position after the 15th of the month will not receive credit for that month. Anyone hired after November 15th, 2002 will not be eligible to participate in the Year 2002 Corporate Management Bonus Plan.

3.
Bonus payout will be a percentage of your actual base salary as of February 3, 2002.

4.
An associate must be employed by the Company in a bonus eligible position at the time of payout in order to be eligible for or receive a bonus payment.

5.
Associates in bonus eligible positions may sometimes change positions or be promoted within a fiscal year. If a change results in a different bonus percentage payout level, bonus earnings for each position will be calculated separately at year end. The number of full months (see #2, above) in each position, the respective base salaries and the applicable target bonus amount(s) for each bonus eligible position will be calculated and then added together to provide the final bonus payment.

6.
Bonus payments are typically made in April of the following fiscal year.

7.
An associate will not be eligible to receive a bonus payment for FY 2002 if: 1) he/she receives an overall performance rating of "Unsatisfactory" for FY 2002 and/or 2) at the time of bonus payout he/she is on a Performance Improvement Plan ("PIP") that was initiated during FY 2002. Associates who are on a Performance Improvement Plan that was initiated in FY 2003 will be eligible for a bonus payment for FY 2002.

8.
The Company anticipates that this bonus plan will be part of an ongoing bonus program, but the Company does not guarantee that the program will in fact continue for future periods or that the terms of the program will not change.

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Year 2002 Chief Executive Officer and Executive Vice Presidents Bonus Plan Overview